EXHIBIT 8

                              LIST OF SUBSIDIARIES


     We have the following significant subsidiaries:


                                             Country of         Ownership
Subsidiary Name                            Incorporation        Percentage
---------------                            -------------        ----------
Attunity Inc                                United States         100%
Attunity (UK) Limited                       United Kingdom        100%
Attunity (France) S.A.                      France                100%
Attunity Pty Ltd.                           Australia             100%
Attunity (Hong Kong) Limited.               Hong-Kong             100%
Attunity (Singapore) PTE Ltd.               Singapore             100%
Attunity Israel (1992) Ltd.                 Israel                100%
Attunity Software Services (1991) Ltd.      Israel               98.8%